Exhibit 99.1

7/31/03 Press Release

GEO Specialty Chemicals Obtains Waiver under Senior Credit

Facility and Obtains New Loan Commitment

CLEVELAND, Ohio, July 31, 2003: GEO Specialty Chemicals, Inc. said today that it has obtained a 2nd quarter covenant waiver from its senior lenders and will be in negotiations through August concerning a further amendment to the terms of its senior credit facility. The company has received a loan commitment which will, subject to its bank negotiations, permit GEO to make the $6.1 million interest payment due on its 10 1/8% Senior Subordinated Notes within the 30-day grace period commencing August 1st as provided in the governing indenture. As a result, the interest payment will not be made on August 1st.

“The company is engaged in negotiations with its senior lenders towards agreement on the terms of the amendment and has adequate liquidity to meet its operating and trade obligations in the ordinary course,” according to William P. Eckman its Chief Financial Officer.

The company cited weak demand in its electronic chemicals and wire and cable additives businesses. In addition, extraordinary price increases in key raw materials and energy costs has curtailed its first half profit performance. Management indicated that it expects the full impact of its recent price increases and cost reduction actions will improve second half earnings.

GEO is a global manufacturer of specialty chemicals serving the water-treatment, rubber and plastics, coating, construction, opto-electronics and compound semiconductor industries. GEO has seventeen plants in the USA, two plants in Europe, and one in Australia.

Statements contained in this press release that are not historical facts are forward-looking statements. In addition, GEO, through its senior management, may from time to time make forward-looking public statements concerning the matters described in this press release. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. GEO’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in this press release and in the public filings made by GEO with the Securities and Exchange Commission, including GEO’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q, and forward-looking statements contained in this press release or in other public statements of GEO or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.